Exhibit 10.1

January 12, 2021

Larry Swets, Jr.

17 Mandalay Rd

Stuart, FL 34996

Re:	Equity Award Letter Agreement

Dear Larry:

We refer to Section 2.1 of the Employment Agreement between you and FG Financial Group, Inc. (f.k.a 1347 Property Insurance Holdings, Inc., the “Company”), dated November 10, 2020 (the “Employment Agreement”), which contemplates the future grant of up to 250,000 shares of restricted common stock, restricted stock units or stock options in the Company, subject to vesting criteria (including performance conditions) to be mutually agreed between you and the Company prior to December 31, 2020.

The Company seeks to clarify its intentions with respect to such future grant under Section 2.1 of the Employment Agreement, and the Company hereby agrees to a future grant, pursuant to the Employment Agreement, of up to a maximum of 500,000 shares of restricted common stock, restricted stock units or stock options in the Company, subject to vesting criteria (including performance conditions) to be mutually agreed between you and the Company.

As you know, however, the Company does not have a sufficient number of shares of common stock authorized and available for issuance under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) to make an equity award of 500,000 shares under the 2018 Plan. The Company has therefore:

1.	Agreed to grant you, from the remaining shares of common stock available under the 2018 Plan, pursuant to the option agreement dated on or about the date hereof, 130,000 options subject to vesting criteria (including performance conditions) that have been mutually agreed between you and the Company.

2.	Agreed that the Company intends to grant you an additional 370,000 stock options, restricted shares or restricted stock units (the “Future Award”). For the avoidance of doubt, on the date hereof, no such Future Award has been or may be granted, and such Future Award may not be granted until there is: (i) a determination by the Compensation Committee of the specific vesting and other terms of such Future Award, and approval by the Compensation Committee of the agreements for the grant of such Future Award, (ii) approval by the Board of Directors of the Company (the “Board”) an amended and/or new Company equity plan in a form to be prepared and reviewed by the Board that will authorize a sufficient number of shares for the Future Award (the “Equity Plan”), and (iii) approval by the stockholders of such Equity Plan. The Company agrees to use its reasonable best efforts to grant such Future Award as soon as practicable following the filing of a registration statement on Form S-8 with respect to the Equity Plan.

By signing below, you agree that this letter agreement accurately reflects our mutual agreement with respect to your equity award pursuant to the Employment Agreement (which is hereby modified accordingly). All other provisions of the Employment Agreement shall remain the same. This letter agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument. Delivery of an executed counterpart of this letter agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this letter agreement.

Sincerely,

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	Executive Vice President, Secretary and Chief Financial Officer

ACCEPTANCE

I acknowledge receipt of this letter agreement on the terms and conditions set out herein.

By:	/s/ Larry Swets, Jr.	Date:	January 18, 2021
Name:	Larry Swets, Jr.